Exhibit 5.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

May 18, 2026

SONIDA SENIOR LIVING, INC.

14755 Preston Road, Suite 810

Dallas, Texas

Ladies and Gentlemen:

We have acted as counsel for Sonida Senior Living, Inc., a Delaware corporation (the “Company”), in connection with the offer, issuance and sale from time to time by the Company of up to $250,000,000 of shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-280906) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated July 30, 2024 (the “Base Prospectus”) and a prospectus supplement dated May 18, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares are being sold from time to time pursuant to an equity distribution agreement, dated May 18, 2026 (the “Distribution Agreement”), among the Company, RBC Capital Markets, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Citizens JMP Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC, R. Seelaus & Co., LLC and Wells Fargo Securities, LLC, as agents, and Royal Bank of Canada, Bank of Montreal, Citibank, N.A., Citizens JMP Securities, LLC, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Bank, National Association, as forward purchasers.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and its subsidiaries and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)

an executed copy of the Distribution Agreement, including the form of terms agreement (the “Terms Agreement”) providing for the issuance and sale of Shares by the Company to the Agent or Agents named therein, acting as principal, attached as Exhibit A to the Agreement and the form of Confirmation attached as Annex A to the Agreement;

One New York Plaza, New York, New York 10004—1903

T: +1.212.859.8000 friedfrank.com

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
May 18, 2026

(d)	executed copies of each of the master confirmations entered into between the Company and each Forward Purchaser, each dated May 18, 2026 (the “Master Confirmations”);

(e)	the Company’s Second Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on March 11, 2026 (the “Certificate of Incorporation”); and

(f)

the Company’s Second Amended and Restated Bylaws that became effective on March 5, 2013 (as amended by the First Amendment thereto, effective as of November 15, 2021, the Second Amendment thereto, effective as of March 26, 2024, and the Third Amendment thereto, effective as of December 10, 2025, the “Bylaws”).

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Distribution Agreement and the Master Confirmations and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and its subsidiaries and others. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Distribution Agreement and the Master Confirmations, as applicable, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that upon the issuance of such Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under the Certificate of Incorporation.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
May 18, 2026

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof, which will be incorporated by reference in the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP